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                                                                      EXHIBIT 5
                                 BRYAN CAVE LLP
                           700 THIRTEENTH STREET, N.W.
                           WASHINGTON, D.C. 20005-3960
                                 (202) 508-6000
                            FACSIMILE: (202) 608-6200

                                  June 12, 1996

Interim Services Inc.
2050 Spectrum Boulevard
Fort Lauderdale, Florida 33309

Ladies and Gentlemen:

    We have acted as counsel to Interim Services Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement") of (i) 40,040 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon the exercise of stock options granted under the 1987 Long-Term Equity Incentive Plan (the "1987 Plan") of the Company's wholly-owned subsidiary, Brandon Systems Corporation, a Delaware corporation ("Brandon"), and (ii) 167,552 shares of Common Stock issuable upon the exercise of stock options granted under the Brandon Systems Corporation 1993 Incentive Stock Option Plan (the "1993 Plan" together with the 1987 Plan, the "Plans"). Such shares of Common Stock issuable pursuant to the Plans are herein referred to as the "Shares."

    As such counsel, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records, agreements, documents and instruments, and certificates of officers and representatives of the Company and of Brandon, and have made such investigations of law, as we deemed necessary or appropriate in order to enable us to render the opinion expressed below.

    Based upon the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance and will be, when issued, delivered and paid for pursuant to the terms and conditions set forth in the applicable Plans and in the options granted thereunder, validly issued, fully paid and non-assessable.

    The opinion stated herein is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /S/ BRYAN CAVE LLP